Exhibit 10.74
BUSINESS OBJECTS S.A.

2006 STOCK PLAN
Adopted on October 19, 2006
and amended on June 5 , 2007
1. PURPOSES OF THE PLAN
The shareholders of Business Objects S.A. have decided to authorize the board of directors to implement to the benefit of certain employees and officers of Business Objects S.A. and of certain employees and officers of it subsidiaries, a plan to allocate shares, according to Articles L.225-197-1 to L. 225-197-5 of the French Commercial Code, so that, among other things, they are associated with Business Objects development.
In accordance with the powers granted by the extraordinary meetings of shareholders of Business Objects S.A. of June 7, 2006, under its 20th resolution, and June 5, 2007 under the seventeenth resolution, the board of directors at its meeting of October 19, 2006, drew up and adopted the terms and conditions of this plan for the allocation of shares and amended it on June 5, 2007.
2. DEFINITIONS
As used herein, the following definitions shall apply:

Affiliate	means a company affiliated to the Company in accordance with the provisions set forth in Article L 225-197-2 of the French Commercial Code. As a reminder, as of the day of the adoption of the Plan, this includes:

–	companies of which at least one tenth (1/10) of the share capital or voting rights is held directly or indirectly by the Company;

–	companies which own directly or indirectly at least one tenth (1/10) of the share capital or voting rights of the Company; and

–	companies of which at least fifty percent (50%) of the share capital or voting rights is held directly or indirectly by a company which owns directly or indirectly at least fifty percent (50%) of the share capital or voting rights of the Company.

Acquisition Period	means the period starting at the Initial Allocation Date and ending at the Definitive Allocation Date, at which Shares are delivered to the Beneficiary. This period is set by the Board at the time of the Initial Allocation, is indicated in the Share Allocation Agreement and must be no less than two years, according to the Shareholders Authorization.

However, in case of disability of the Beneficiary corresponding to the classification in the second or third categories set forth in article L.341-4 of the French Social Security Code, the Beneficiary of an Initial Allocation made pursuant to the shareholders authorization of June 5, 2007, could definitively acquire the Shares before the end of the Period of Acquisition.

Beneficiary(s)	means the one or more eligible persons in respect of whom the Board has decided an Initial Allocation of Shares.

Board	means the board of directors of the Company.

Continuous Status as a Beneficiary
(i)    if the Beneficiary is an employee, this means that the continuous relationship between the Beneficiary and the Company or an Affiliate is not interrupted or terminated. “Continuous Status as an Beneficiary” shall not be considered interrupted in the case of (i) any leave of absence or (ii) transfers between locations of the Company or between the Company or any Affiliate, or any successor. A “leave of absence” covers all periods of absence mentioned in Article L. 223-4 of the

French Labor Code, such as sick leave, maternity leave and military leave. In addition, the “Continuous Status as a Beneficiary” shall not be considered interrupted in case of any other unpaid leave of absence accepted by the employer.

(ii)	if the Beneficiary is solely an officer of the Company and/or of one or more Affiliate, this means that this officer status is not interrupted or terminated for any reason whatsoever.

(iii)	if the Beneficiary is both an employee and an officer, the loss of any one of these positions, but not the other, does not entail the loss of Continuous Status as a Beneficiary.

Company	means Business Objects S.A.

Definitive Allocation	means, after achievement of all allocation conditions, the delivery of the Shares, free of charge, to the Beneficiary at the Definitive Allocation Date.

Definitive Allocation Date	means, at the end of the Acquisition Period, for each Beneficiary and for each given allocation of Shares, the date of the delivery of the Shares to the Beneficiary.

Depositary	means BNP Paribas Securities Services, or its successors, as depositary of the Company’s securities.

Holding Period	means the period starting at the Definitive Allocation Date, during which the Shares cannot be assigned or disposed of or converted to bearer shares. This period is set by the Board at the time of the Initial Allocation, it is indicated in the Share Allocation Agreement and it must be no less than two years, according to the Shareholders Authorization. However, in accordance with the Shareholders Authorization of June 5, 2007, if the Acquisition Period of Initial Allocations made pursuant to such Shareholders Authorization has a minimum length of four years, the Holding Period may be reduced or terminated.

Moreover, in case of disability of the Beneficiary corresponding to the classification in the second or third categories set forth in article L.341-4 of the French Social Security Code, the Beneficiary may sell or transfer his/her Shares before the end of the Holding Period fixed initially.

Initial Allocation	means the decision of the Board to allocate Shares to a given Beneficiary. This Initial Allocation constitutes an entitlement to receive Shares, free of charge, at the end of the Acquisition Period, subject to achievement of the allocation conditions.

Initial Allocation Date	means for each Beneficiary and for each given Initial Allocation of Shares, the date on which the Board decided to allocate such Shares.

Notification Date (of the Share Allocation Agreement)	means the date on which the Company notifies to the Beneficiary the Initial Allocation and provides to the Beneficiary the Share Allocation Agreement and, as the case may be, the appendices thereto and all the other forms attached to the Share Allocation Agreement.

Plan	means these provisions and their eventual future amendments at a later date.

Share(s)	mean one or more shares of the Company, whether existing or to be issued.

Share Allocation Agreement	means for each Initial Allocation of Shares, the agreement made between the Company and the Beneficiary, addressing among other things the terms of allocation, holding, and disposal of Shares subject to the Initial Allocation, the agreement being signed by the Beneficiary and a legal representative or an attorney of the Company. The Share Allocation Agreement is governed by the provisions of this Plan.

Shareholders Authorization	Means the authorizations granted under the 20th resolution of the extraordinary meeting of shareholders of the Company of June 7, 2006 and/or the 17th resolution of the extraordinary meeting of shareholders of the Company of June 5, 2007.
3. SHARES SUBJECT TO THE PLAN
This Plan sets forth the terms and conditions applicable to the Initial Allocations of new or existing Shares granted to the Beneficiaries.
– According to the Shareholders Authorization of June 7, 2006, and subject to adjustments, the maximum aggregate amount of new and/or existing Shares to be allocated, as an Initial Allocation under this Plan, amounts to 3,000,000 Shares, having a nominal value of €0.10 each per calendar year, it being specified that the total number of Shares issued and/or granted under the nineteenth and twentieth resolutions of the extraordinary meeting of the shareholders of the Company on held on June 7, 2006, shall not exceed 2,500,000 Shares; and furthermore that the total number of Shares issued during each calendar year under the sixteenth, eighteenth, nineteenth and twentieth resolutions of the extraordinary meeting of the shareholders of the Company held on June 7, 2006 shall not exceed for each concerned calendar year, 3% of the share capital of the Company as of December 31 of the previous calendar year. This authorization is valid for 24 months and will expire on June 7, 2008.
– According to the Shareholders Authorization of June 5, 2007, and subject to adjustments, the Board is authorized to allocate new and/or existing Shares of the Company to the Beneficiaries, within the limit of 0.3% of the share capital of the Company as of the Initial Allocation Date. This authorization is valid for 38 months and will expire on August 5, 2010.
In all events, in accordance with the terms set forth in Article L. 225-197-1 of the French Commercial Code, the total number of Shares granted free of charge under this Plan shall not exceed 10% of the share capital of the Company as of the Initial Allocation Date.
The Initial Allocation of a Share subsequently reduces the number of Shares available under the Plan.
All the Shares covered by Initial Allocations which are not subject to a Definitive Allocation, shall revert to the number of Shares available for Initial Allocations at a later date under the Plan.
In accordance with Article L. 225-197-3 of the French Commercial Code, the rights arising from the Initial Allocation will not be available until the completion of the Acquisition Period.
4. BENEFICIARIES UNDER THE PLAN
Beneficiaries of the Shares shall be chosen from the employees and eligible officers (i.e., the chairman of the board (président du conseil d’administration), the chief executive officer (directeur général), the deputy chief executive officers (directeurs généraux délégués), the members of the managing board (membres du directoire) or the managers (gérants) of a joint stock company (société par actions) of the Company and its Affiliates.
5. ADMINISTRATION OF THE PLAN
The Plan shall be administered by the Board. In accordance with the provisions of the French Commercial Code, the Shareholders Authorization and the Plan, the Board shall, particularly, be empowered, as its sole discretion, to:
–	set the list of Beneficiaries and decide Initial Allocations of Shares to such Beneficiaries;

–	set the duration of the Acquisition Period and the Holding Period, within the limits of the Shareholders Authorization;

–	set the terms and conditions of the Definitive Allocation of the Shares, including but not limited to the performance conditions, if any;

–	determine the number of Shares covered by each Initial Allocation;

–	approve contractual forms for use under the Plan, if any;

–	approve sub-plans of the Plan implemented in order to benefit from preferential tax treatment under applicable local tax law;

–	interpret and modify the provisions of the Plan, the contractual forms and the sub-plans;

–	authorize persons to sign, on behalf of the Company, the documents required for the implementation of the Plan and the allocation of Shares;

–	determine the terms and restrictions applicable to the Shares, including but not limited to, restricting or limiting the conversion of Shares to bearer form for certain periods or following certain events, in accordance with the Article L.225-197-1 of the French Commercial Code;

–	modify the duration of the Acquisition Period and the Holding Period, according to new applicable law, as the case may be;

–	set the specific conditions of the Holding Period of Shares allocated to the chairman of the Board and the chief executive officer of the Company; and

–	make all other determinations deemed necessary for the administration of the Plan.
6. INFORMING BENEFICIARIES ABOUT INITIAL ALLOCATION OF SHARE(S)
The Company shall inform the Beneficiary of the Initial Allocation of Share(s) by sending or remitting in person the Share Allocation Agreement, with a copy of this Plan. On receipt the Beneficiary shall carefully review all the documents given by the Company and return a signed copy of the Share Allocation Agreement to the Company, no later than the 90th day of the Notification Date.
7. CONDITIONS RELATING TO THE DEFINITIVE ALLOCATION OF SHARE(S)
7.1. Conditions of Definitive Allocation of one or more Shares
The Shares related to an Initial Allocation under this Plan shall form part of a Definitive Allocation by the Beneficiary subject to the fulfillment of all of the following terms and conditions:
(i)	the signature of the Beneficiary of his/her Share Allocation Agreement and appendices thereto if any, and of all other forms attached to this Share Allocation Agreement no later than the 90th day of the Notification Date;

(ii)	on completion of the Acquisition Period,

(iii)	maintaining Continuous Status as a Beneficiary through the Definitive Allocation Date;

(iv)	the achievement of the eventual performance goals, set by the Board and indicated in the Share Allocation Agreement; the achievement of such performance goals will be determined by the Board or by its Compensation Committee and notified in written to the Beneficiary.
If all the above mentioned conditions are not fulfilled, the Initial Allocation in question shall not result in the Definitive Allocation of Shares.
7.2. Death of Beneficiary
In the event of the death of the Beneficiary, the rights of his/her heirs shall be governed by Article L.225-197-3 al 2 of the French Commercial Code providing that heirs may ask for the allocation of the Shares within six months of the date of death of the Beneficiary.

8. ENTITLEMENT AND DISPOSAL OF SHARE(S) ACQUIRED
8.1. Delivery of Share(s)
The Shares shall be delivered to accounts in the Beneficiary’s name opened in the books of the Depositary, on the Definitive Allocation Date, subject to the Beneficiaries having paid to the Company or the Affiliate all the sums to be withheld or due, if any, in respect of the Definitive Allocation and delivery of Shares.
The Shares actually acquired in accordance with the provisions of Article 7, shall be subject to all legal provisions and the Company’s bylaws, and shall confer rights and entitlement with effect from the Definite Allocation Date.
8.2. Holding Period
The Beneficiaries may not transfer Shares property, in any circumstances, by disposal or assignation or by any other means, nor convert the Shares actually acquired to bearer shares, prior to the completion of the Holding Period, if any, except in case of disability of the Beneficiary corresponding to the classification in the second or third categories set forth in article L.341-4 of the French Social Security Code, in which case the Beneficiary could sell or transfer his/her Shares before the end of the Holding Period.,
8.3. Disposal of the Share(s)
The Beneficiaries shall be subject to the rules applicable to insider dealing applicable at the time of disposal of Shares, set by Company’s internal policies, including its insider trading policy, and applicable laws or regulations.
Pursuant to Article L. 225-197-1 of the French Commercial Code, Shares shall not be disposed of:
(i)	Within ten trading days prior and after the date on which the consolidated financial statements, or failing these the annual accounts of the Company, are disclosed to the public;

(ii)	Within the period from the date on which the management of the Company becomes aware of material information which, if it was made public, could significantly affect the Company’s stock price, and until ten trading days after the date said information was made public.
Accordingly, the Company is authorized to implement processes, disclosed to the Beneficiaries and applied by the Depositary, to prevent any disposal of the Shares during the prohibition periods set by the applicable laws and the Company’s internal policies.
8.4 Death of Beneficiary
In case of the Beneficiary’s death, the Shares for which a Definitive Allocation has been requested by his/her heirs according to the conditions set forth by article L.225-197-3 al 2 of the French Commercial Code, may be sold, transferred or assigned at anytime.

9. TRANSACTIONS ON THE SHARES OF THE COMPANY
9.1 Protection of the Beneficiaries’ rights
In the event the Company implements during the Acquisition Period transactions on the share capital of the Company, the Board could, at its sole decision, proceed with any measures that are protective of the Beneficiaries’ rights. For this purpose, the Board may in particular proceed with adjustments pursuant to applicable legislative and regulatory provisions or, as the case may be, to contractual provisions providing for other cases of adjustments, in order to preserve the rights of the holders of securities or other rights giving access to the share capital.
9.2 Exchange of Shares without balancing cash compensation resulting from merger, demerger or exchange public offering
Pursuant to Article L. 225-197-1-III of the French Commercial Code, in the case of an exchange of Shares without balancing cash compensation resulting from a merger or a demerger implemented in accordance with applicable laws and regulations during the Acquisition Period and/or Holding Period set by this Plan, the provisions of Article L. 225-197-1 of the French Commercial Code, all the conditions set forth in this Plan and, in particular, the abovementioned periods for the rest of the time left before the date of exchange, remain applicable to the allocations received in exchange. The same is applicable in case of exchange of Shares resulting from a public offering, stock split or reserve stock split implemented pursuant to applicable legislative and regulatory provisions during the Holding Period.
10. AMENDMENTS TO THE PLAN
10.1. Principle
This Plan may be amended by the Board and the new provisions will apply to the Beneficiaries of Shares that are not definitively acquired yet.
However, no amendment may be made to this Plan if deemed unfavorable to the Beneficiaries, without the Beneficiary’s prior consent, unless this modification results from a recent legislation or regulatory enactment or any other enforceable provision applicable to the Company.
10.2. Notification of change
Notification to a Beneficiary eligible under the Plan may be made personally or collectively by any means, including by internal mail, regular mail or mail with acknowledgement of receipt, or by electronic mail to the address or number indicated by this person, or by publication on the Company’s Human Resources website. Notification shall be considered received at the time of transmission except in the event of regular mail or publication on the Human Resources website of the Company, in which cases notification shall be deemed received 72 hours after sending or publication or for mail with acknowledgement of receipt on the date of first delivery attempt. Any dispatch of documents and notification shall be made at the risk and perils of the recipient.
10.3 Special Case of non-Residents in France
As certain Beneficiaries under the Plan have the status of non-residents in France, the Board may decide in the light of the conditions established by certain countries under their tax laws regarding the effective acquisition of the Shares and their later disposal, to modify certain provisions of this Plan in regard to Beneficiaries working in these said countries, without such modifications having as their effect (with the exception of aspects relating to the tax regime of these States) making the Plan more favorable for these Beneficiaries, and subject to the condition that any tax or social contribution to be borne by the Beneficiary, be paid by the Beneficiary prior to the Definitive Allocation of the Shares.

11. TERM AND TERMINATION OF THE PLAN
This Plan was adopted on October 19, 2006 and amended on June 5, 2007, by the Board, according to the Shareholders Authorization and to the certain applicable local laws. This Plan is effective since the first Initial Allocation Date of Shares decided by the Board on February 22, 2007, and shall continue to apply subject to the required authorizations of the extraordinary meeting of shareholders of the Company, until its termination by sole decision of the Board.
12. CONDITIONS UPON ISSUANCE OF SHARES
The Shares shall only be issued on the Definitive Allocation Date if the issuance and distribution of Shares is compliant to all legal rules and regulations applicable, including but not limited to: the provisions in force for the time being of the French Commercial Code, the United States Securities Act of 1933 and amendments thereto, the Securities Exchange Act of 1934, as amended, and the regulations of all stock market pricing and listing systems whereby which the Shares are traded.
13. LIABILITY OF THE COMPANY
The inability of the Company to obtain authority from any regulatory body having competent jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares, shall relieve the Company of any liability in respect to the failure to issue such Shares as to which such requisite authority should not have been obtained.
14. LAW, JURISDICTION AND LANGUAGE
This Plan is governed by French law. It shall in all of its provisions be binding upon and effective in regard to the Company, the Beneficiaries and their heirs. The English version of this Plan is established for information purposes only, for the use of the non-French speaking Beneficiaries. In the event of a discrepancy, the French version shall prevail.
In the event of a conflict or litigation in regard to the interpretation, validity or implementation of this Plan, the parties shall make every effort to reach an amicable settlement. Otherwise, the litigation will be held before a competent French court.